Filed Pursuant to Rule 433

Registration Statement No. 333-209532

Issuer Free Writing Prospectus dated July 31, 2017

Relating to Preliminary Prospectus Supplement dated July 31, 2017

HUBBELL INCORPORATED

$300,000,000 3.150% Senior Notes due 2027

Issuer:	Hubbell Incorporated

Title of Securities:	3.150% Senior Notes due 2027 (the “Notes”)

Principal Amount:	$300,000,000

Maturity:	August 15, 2027

Coupon (Interest Rate):	3.150%

Issue Price (Price to Public):	99.200% of principal amount

Benchmark Treasury:	2.375%; May 15, 2027

Spread to Benchmark Treasury:	95 bps

Benchmark Treasury Price and Yield:	100-22+; 2.294%

Yield to Maturity:	3.244%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2018

Redemption Provisions:	Treasury plus 15 basis points prior to May 15, 2027 (the date that is three months prior to the scheduled maturity date of the Notes).

At any time on or after May 15, 2027, we may redeem the Notes at par.

Accrued and unpaid interest, if any, will be paid up to but excluding the redemption date.

Change of Control Offer:	As described in the Preliminary Prospectus Supplement, dated July 31, 2017.

Legal Format:	SEC-registered

Trade Date:	July 31, 2017

Settlement Date:	T+3; August 3, 2017

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Senior Co-Manager:	HSBC Securities (USA) Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

TD Securities (USA) LLC

Citizens Capital Markets, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

CUSIP:	443510 AH5

ISIN:	US443510AH55

Ratings*:	Baa1 / A / A (stable / stable / stable)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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